                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                             FISHER COMPANIES INC.
                             ---------------------
                               (Name of Issuer)

                         Common Stock, par value $1.25
                         -----------------------------
                        (Title of Class of Securities)

                                  337756 20 9
                                  -----------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

------------------------                                   -------------------
  CUSIP NO.  337756 20 9                    13G             Page 2 of 4 Pages
------------------------                                   -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robin J. Campbell Knepper (formerly Robin E. Campbell)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            228,288 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          14,080 Shares (Trustee of Trust A of Peggy Locke
     OWNED BY             Newman)

                          106,780 Shares (Ttee of Trust B of Peggy L. Newman
       EACH               FBO Lida Buckner)

    REPORTING             106,780 Shares (Ttee of Trust B of Peggy L. Newman
                          FBO David Campbell)
      PERSON
                     -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7

                          228,288 Shares
                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          465,632 Shares (O.D. Fisher Investment Co.)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      921,610 Shares (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------


     (1) Ms. Knepper disclaims beneficial ownership of 50 shares of common stock held by her spouse, and this report should not be construed as an admission that she is the beneficial owner of such securities for purposes of Section 13(d) or 13(g) of the Exchange Act.

Item 1 (a):    NAME OF ISSUER
-----------
                 FISHER COMPANIES INC.

Item 1 (b):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
-----------
                 600 University Street, Suite 1525
                 Seattle, Washington 98101

Item 2 (a):    NAME OF PERSON FILING
-----------
                 Robin J. Campbell Knepper (formerly Robin E. Campbell)

Item 2 (b):    ADDRESS OF PRINCIPAL BUSINESS OFFICE
-----------
                 2446 W. Lake Sammamish Pkwy. NE
                 Redmond, Washington 98052

Item 2 (c):    CITIZENSHIP
-----------
                 United States

Item 2 (d):    TITLE OF CLASS OF SECURITIES
-----------
                 Common Stock, $1.25 par value

Item 2 (e):    CUSIP Number
----------
                 337756 20 9

Item 3:        This statement is not filed pursuant to Rules 13d-1(b) or 13d-2,
-------
               and therefore this item is not applicable.

Item 4:        OWNERSHIP.
-------
                 (a)  Amount Beneficially Owned:
                      921,610 Shares (1)

                 (b)  Percent of Class:
                      10.8%

                 (c)  Number of Shares as to Which such Person Has:

                      (i)   Sole power to vote or to direct the vote:
                            228,288 Shares

                      (ii)  Shared power to vote or direct the vote:
                            227,640 Shares

                      (iii) Sole power to dispose or to direct the disposition
                            of: 228,288 Shares

                      (iv) Shared power to dispose or to direct the disposition of: 465,632 Shares


(1) Ms. Knepper disclaims beneficial ownership of 50 shares of common stock held by her spouse, and this report should not be construed as an admission that she is the beneficial owner of such securities for purposes of Section 13(d) or 13(g) of the Exchange Act.

Item 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-------
           Not Applicable


Item 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
-------
           Not Applicable


Item 7:  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
-------
         SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

           Not Applicable


Item 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
-------
           Not Applicable


Item 9:  NOTICE OF DISSOLUTION OF GROUP
-------
           Not Applicable


Item 10: CERTIFICATION
--------

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 11, 2000
----------------------------------
Date

/s/ ROBIN J. CAMPBELL KNEPPER
----------------------------------
Signature

ROBIN J. CAMPBELL KNEPPER
----------------------------------
Name (Typed)